Watson, Farley & Williams (New York) LLP
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[FORM OF OPINION]

            , 2011

Globus Maritime Limited
c/o Globus Shipmanagement Corp.
128 Vouliagmenis Avenue, 3rd Floor
166 74 Glyfada
Athens, Greece

Re: Registration Statement on Form F-1 – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 (Registration No. 333-        ) (together with any amendments through the date of its effectiveness, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, with respect to the public offering of up to              shares of the Company’s common stock, par value $0.004 per share (the “Shares”).

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (together with any supplement thereto through the date hereof, the “Prospectus”);

(ii)	the Underwriting Agreement, dated , among the representatives of the underwriters named therein and the Company (the “Underwriting Agreement”); and

(i)
such other papers, documents, agreements and certificates of public officials and representatives of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the legal existence and capacity of all non-natural persons (other than the Entities), (iii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (v) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (vi) the completeness of each document submitted to us and (vii) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

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Globus Maritime Limited	Page 2
, 2011

In rendering this opinion, we have also assumed:

(i)	that the Underwriting Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Company); and

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and warranties of the Company in the Underwriting Agreement and upon the aforesaid certificates.  We have not independently verified the facts so relied on.

This opinion is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement and the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our name in the Registration Statement and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,